Exhibit 15.1









June 18, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  ICN Pharmaceuticals, Inc.
     Registration on Form S-8


We are aware that our report dated May 7, 1999 on our review of interim financial information of ICN Pharmaceuticals, Inc. (the "Company") for the period ended March 31, 1999 and included in the Company's quarterly reports on Form 10-Q for the quarter then ended is incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Newport Beach, California